EXHIBIT 99.1

Wayside Technology Group

[GRAPHIC OMITTED]



                                     Company Contact:
                                     Kevin Scull
                                     Wayside Technology Group, Inc.
                                     Vice President and Chief Accounting Officer
                                     (732)389-0932
                                     kevin.scull@waysidetechnology.com


      WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2007 THIRD QUARTER RESULTS AND
                           DECLARES QUARTERLY DIVIDEND


SHREWSBURY, NJ, October 25, 2007 -- Wayside Technology Group, Inc. (NASDAQ:
WSTG) today reported financial results for the third quarter ended September 30, 2007. The results will be discussed in a conference call to be held on Friday, October 26, 2007 at 10:00 AM Eastern time. The dial-in telephone number is (866) 814-8483 and the pass code is "WSTG".

This conference call will be available via live webcast -- in listen-mode only -- at www.earnings.com. A replay will be available on our website at www.waysidetechnology.com.

Net sales for the third quarter of 2007 decreased 14% or $6.9 million to $41.8 million compared to $48.7 million for the same period in 2006. Total sales for the third quarter of 2007 for our Lifeboat segment were $30.8 million compared to $31.5 million in the third quarter of 2006, representing a 2% decrease. Total sales for the third quarter of 2007 for our Programmer's Paradise segment were $11.0 million compared to $17.2 million in the third quarter of 2006, representing a 36% decrease. On a sequential basis, sales for our Programmer's Paradise segment increased 6% as compared to the second quarter of 2007. Gross profit margin, as a percentage of net sales, for the quarter ending September 30, 2007 was 9.9% compared to 9.0% in the third quarter of 2006.

"We continued to implement our plan to deemphasize the lowest margin segments of the VMware business while new VMware distributors adopted ultra low pricing strategies," said Simon F. Nynens, chairman and chief executive officer. "As a result our VMware labeled sales declined $9.5 million in the third quarter. Excluding VMware, sales of our higher margin lines increased by $2.5 million or 10%."

"VMware remains our single largest vendor and represents 30% of our third quarter revenue. We continue to be a strong partner for VMware and we continue to focus on virtualization. We expect VMware, as well as products complementary to VMware, to be a major driver of growth and profitability in the future," said Simon Nynens. "We recently received certification for our distribution business to act as a VMware Authorized Consulting Partner (VAC) and we launched a brand new incentive program, Lifeboat*Points, designed to leverage Lifeboat's technical consulting and other services, and to stimulate the growth of VMware ecosystem solutions. We also expect to grow our sales by adding new software lines and penetrating new accounts."

On October 24, 2007, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable November 20, 2007 to shareholders of record on November 6, 2007.

In the Lifeboat Distribution segment, sales for the third quarter of 2007 decreased by 2%, compared to the year-earlier period, as we continued to deemphasize the lowest margin segments of the VMware business. Our remaining distribution lines showed strong growth. Excluding VMware, sales increased by $5.7 million or 41%.

In the Programmer's Paradise segment, sales for the third quarter of 2007 decreased by $6.2 million, compared with the year-earlier period, primarily due to declining VMware sales as well as increased competition in the "direct to end user" segment of our business. The decline in VMware sales is mainly due to a change in the government's GSA program by VMware. VMware has selected an exclusive reseller/distributor for GSA government sales. Programmer's Paradise now receives a referral fee for VMware GSA sales. This has a positive impact on gross margins; however, as a result, VMware's sales for our Programmer's Paradise segment decreased $3.1 million.

Gross Profit for the quarter ended September 30, 2007 was $4.1 million compared to $4.4 million in the third quarter of 2006, a 6% decrease. Total gross profit for our Programmer's Paradise segment for the quarter ended September 30, 2007 was $1.4 million compared to $2.1 million in the third quarter of 2006, representing a 32% decrease. Total gross profit for our Lifeboat segment for the quarter ended September 30, 2007 was $2.7 million compared to $2.3 million in the third quarter of 2006, representing a 19% increase.

Total selling, general, and administrative ("SG&A") expenses for the third quarter of 2007 were $3.0 million compared to $3.1 million in the third quarter of 2006.

Net income for the third quarter of 2007 amounted to $822,000 or 2.0% of net sales as compared to $859,000 or 1.8% for the same period in 2006.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company generated sales of $182 million in 2006, and was ranked No. 8 on BusinessWeek's list of hot growth companies in June 2006. The company offers technology products from software publishers and manufacturers such as Microsoft, CA, IBM, VMware, Borland, Quest Software, Compuware, Infragistics, ComponentOne, Macrovision, and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.



                                - Table Follow -


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


                 WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)



                                                                      September 30,        December 31,
                                                                          2007                 2006
                                                                          ----                 ----
                                                                       (Unaudited)

              ASSETS

Current assets
  Cash and cash equivalents                                         $       9,270      $        13,832
  Marketable securities                                                     9,421                7,032
  Accounts receivable, net                                                 20,150               28,045
  Inventory - finished goods                                                1,249                1,265
  Prepaid expenses and other current assets                                   848                  607
  Deferred income taxes                                                       926                1,632
                                                                    -------------      ---------------
Total current assets                                                       41,864               52,413

Equipment and leasehold improvements, net                                     620                  488
Other assets                                                                2,096                2,927
Deferred income taxes                                                       1,127                1,453
                                                                    -------------      ---------------

Total assets                                                        $      45,707      $        57,281
                                                                    =============      ===============


              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses                             $      21,691      $        35,304
  Dividend payable                                                              -                  638
                                                                    -------------      ---------------
Total current liabilities                                                  21,691               35,942

Other liabilities                                                              20                   41
                                                                    -------------      ---------------
Total liabilities                                                          21,711               35,983
                                                                    -------------      ---------------

Commitments and contingencies

Stockholders' equity
  Common stock, $.01 par value; authorized, 10,000,000 shares;
     issued 5,284,500 shares                                                   53                   53
  Additional paid-in capital                                               29,406               29,252
  Treasury stock, at cost, 605,104 shares and 687,879 shares,
     respectively                                                         (2,376)              (1,905)
  Accumulated deficit                                                     (3,530)              (6,302)
  Accumulated other comprehensive income                                      443                  200
                                                                    -------------      ---------------
Total stockholders' equity                                                 23,996               21,298
                                                                    -------------      ---------------
Total liabilities and stockholders' equity                          $      45,707      $        57,281
                                                                    =============      ===============



                 WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                   (Unaudited)
                      (In thousands, except per share data)


                                                       Nine months ended      Three months ended
                                                         September 30,           September 30,
                                                       -----------------      ------------------
                                                        2007        2006       2007       2006
                                                        ----        ----       ----       ----

Net sales                                             $132,752    $125,479    $41,790    $48,679

Cost of sales                                          119,834     113,196     37,664     44,299
                                                      --------    --------    -------    -------

Gross profit                                            12,918      12,283      4,126      4,380

Selling, general and administrative expenses             8,998       8,999      2,962      3,109
                                                      --------    --------    -------    -------

Income from operations                                   3,920       3,284      1,164      1,271

Interest income, net                                       749         501        257        222

Realized foreign exchange gain                               1           2          1          1
                                                      --------    --------    -------    -------

Income before income tax provision                       4,670       3,787      1,422      1,494

Provision for income taxes                               1,898       1,556        600        635
                                                      --------    --------    -------    -------

Net income                                            $  2,772    $  2,231    $   822    $   859
                                                      ========    ========    =======    =======

Net income per common share - Basic                   $   0.63       $0.54    $  0.19    $  0.20
                                                      ========    ========    =======    =======

Net income per common share - Diluted                 $   0.59       $0.50    $  0.18    $  0.19
                                                      ========    ========    =======    =======

Weighted average common shares outstanding- Basic        4,395       4,162      4,426      4,213
                                                      ========    ========    =======    =======

Weighted average common shares outstanding- Diluted      4,682       4,495      4,674      4,548
                                                      ========    ========    =======    =======

Reconciliation to comprehensive income:
--------------------------------------

Net income                                            $  2,772    $  2,231    $   822    $   859

 Other comprehensive income, net of tax:

      Unrealized gain on marketable securities               4          21          4          6

      Foreign currency translation adjustments             239          74         77         16
                                                      --------    --------    -------    -------

Total comprehensive income                            $  3,015    $  2,326    $   903    $   881
                                                      ========    ========    =======    =======
